Exhibit 10.7
                                                                    ------------

                         OEM PURCHASE AGREEMENT #52-154
                                 BY AND BETWEEN
                             HEWLETT-PACKARD COMPANY
                                       AND
                               ION Networks, Inc.
--------------------------------------------------------------------------------

                             OEM PURCHASE AGREEMENT
                             ----------------------

THIS AGREEMENT is entered into between HEWLETT-PACKARD COMPANY, a Delaware corporation ("HP") and ION NETWORKS, INC., a Delaware corporation, effective as of April 13, 1999. The parties hereby agree as follows:

1.       SCOPE OF AGREEMENT

         1.1 General. This Agreement specifies the terms and conditions under which Supplier will sell, license and support the OEM Products listed in Exhibit A to this Agreement. The OEM Products are regarded as "Original Equipment Manufacturer" products that will either be sold separately or incorporated into HP Products for resale, worldwide, under ION Networks, Inc. label or under HP's private label. The OEM Products and the HP Products will be marketed, serviced, and supported by HP's field organization and channel partners, subject to the marketing, service, and support obligations of ION Networks, Inc. pursuant to this Agreement. All OEM products must be new, except as otherwise provided by the parties.

         1.2 Eligible Purchasers. This Agreement enables HP, HP Subsidiaries and HP Subcontractors to purchase OEM Products from ION Networks, Inc. under the terms of this Agreement or any subsequent Product Addendum. Unless a Product Addendum specifically refers to and amends a term of this Agreement, the terms and conditions of this Agreement will control and take precedence over any conflicting terms in a Product Addendum.

         1.3 Term Of Agreement. This Agreement will commence as of the Effective Date and continue for a 1 year period, unless terminated earlier under the terms of this Agreement. After the initial Term, this Agreement will continue automatically for 2 additional one-year periods, unless terminated upon 60 days notice prior to expiration of the initial term or of any additional periods.

2.       DEFINITIONS

         The following capitalized terms will have these meanings throughout this Agreement.

         2.1       "Days" means calendar days unless otherwise specified herein.

         2.2 "Delivery Date" means the date specified in an Order for the delivery of OEM Products by Supplier to the destination required under the Order.

         2.3 "Documentation" means the user and technical manuals and other documentation that Supplier will make available with the OEM Products.

         2.4      "Eligible   Purchasers"  mean  those  parties   authorized  to
                  purchase  OEM  Products  under  this  Agreement  as  listed in
                  Section 1.2 above.

         2.5 "Epidemic Failure" will mean those deviations which HP and ION Networks, Inc. mutually agree impair the form, fit or function of the product and which are evidenced by the same failure occurring in the same series of products.

         2.6 "Forecast" means HP's estimate of its purchase requirements over a six-month period, or such other period designated by the parties.

         2.7 "HP Products" means the HP products or systems that will incorporate the OEM Products and that will be marketed and sold to end-user customers by HP and its distributors.

         2.8 "HP Property" means all property, including without limitation, models, tools, equipment, copies of designs and documentation and other materials that may be furnished to ION Networks, Inc. by HP or on HP's behalf or separately paid for by HP for use by ION Networks, Inc. in connection with this Agreement.

         2.9 "Intellectual Property Rights" means all rights in patents, copyrights, trade secrets, mask works, Marks and other similar rights.

         2.10 "Lead Time" means the time between the date an Order is acknowledged by ION Networks, Inc. and the Delivery Date.

         2.11 "Marks" means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

         2.12 "Noncomplying Product" means any OEM Product received by HP that does not comply with the Specifications, Exhibit A or
                  Exhibit I or otherwise does not comply with the requirements of an Order or other provisions of this Agreement. Noncomplying Products include, without limitation, dead-on arrival products, over shipment and early shipments.

         2.13 "OEM Products" means the products listed in Exhibit A, all related Documentation, Parts and other deliverables provided pursuant to this Agreement.

         2.14 "Orders" means a written or electronic purchase order or release issued by HP to ION Networks, Inc. for purchase of the OEM Products.

         2.15 "Parts" means the replacement parts, components, consumables or other products that may be supplied in conjunction with or as additions to the OEM Products.

         2.16 "Product Addendum" means an addendum to this Agreement entered into between ION Networks, Inc. and an Eligible Purchaser naming additional OEM Products and product specific requirements in addition to those requirements specified in this Agreement.

         2.17 "Software" means any software or firmware included or bundled with the OEM Products, as designated in the description of OEM Products in Exhibit A.

         2.18 "Specifications" means the technical and functional requirements for the OEM Products as specified or referenced in Exhibit A or as agreed to by the parties in writing addressed to the designated recipients specified in Exhibit G.

         2.19 "Subcontractor" means a third party listed in Exhibit B that may purchase OEM Products under the terms of this Agreement on behalf of HP.

         2.20 "Subsidiary" means an entity controlled by or under common control with a party to this Agreement, through ownership or control of more than 50% of the voting power of the shares or other means of ownership or control, provided that such control continues to exist.

         2.21 "Support" means ongoing maintenance and technical support for the OEM Products provided by Supplier to HP as more fully described in Exhibit D.

         2.22 "Technical Information" means ION Networks, lnc.'s manufacturing information and technology deemed necessary by HP to support OEM Products and to exercise any manufacturing rights provided under this Agreement, including, but not limited to: (i) specifications, software, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing of the OEM Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) ION Networks, Inc. history files; (v) support documentation; and (vi) any additional technical information or materials agreed to by the parties.

         2.23 "Technical Materials" means jigs, fixtures and tools used by Supplier to manufacture the OEM Products, and any production software used in such manufacture.

3.       ORDER AND SHIPMENT OF OEM PRODUCTS

         3.1 Orders. Each delivery of OEM Products will be initiated by an Order issued to ION Networks, Inc. by HP. Each Order will include (i) unit quantity; (ii) unit price; (iii) shipping destination; (iv) Delivery Date; and (v) other instructions or requirements pertinent to the Order. HP may schedule regular intervals for deliveries by an appropriate Order setting forth the intervals. To the extent of any inconsistency between the terms of an Order and the terms of this Agreement, the terms specified in this Agreement will control and take precedence.

         3.2 Order Acknowledgment. An Order will be deemed to have been placed as of the date of receipt of the Order by ION Networks, Inc. ION Networks, Inc. will promptly confirm the receipt of an Order electronically or through facsimile to HP within one
                  (1) working days. Orders within Forecasts and lead-time requirements of this Agreement will be deemed accepted upon receipt by ION Networks, Inc. For Orders exceeding Forecast, ION Networks, Inc. will reject or acknowledge the order with respect to the excess as soon as reasonably possible but within two (2) working days. If a HP Order exceeds the Forecast or shortens the lead-time, ION Networks, Inc. will use its best efforts to fill such excess or accommodate such shorter Lead Time.

         3.3 Emergency Orders. If HP deems it necessary, HP may order OEM Products by facsimile on an emergency basis ("Emergency Order") subject to the availability of such OEM Products in ION Networks, Inc.'s inventory. ION Networks, Inc. will use commercially reasonable efforts to ship the emergency Order to HP's stipulated destinations within one (1) business day after recite by ION Networks, Inc. Subject to HP's approval, HP will pay any additional expenses related to such Emergency Orders.

         3.4 Forecasts. Upon the request of ION Networks, Inc., HP will provide a six-month rolling Forecast of its projected Orders. Any quantities listed in any Forecast or other correspondence between the parties are only estimates made as an accommodation for planning purposes and do not constitute a commitment on HP's part to purchase such quantity. HP may revise any Forecasts in its sole discretion.

         3.5 Lead Time. ION Networks, Inc. will determine the Lead Time for each OEM Product, which in no event will exceed 35 days without HP's prior written consent. ION Networks, Inc. must give HP no less than 35 days advance notice to approve or reject any proposed increase in Lead Time.

         3.6 Inventory Requirement. ION Networks, Inc. will maintain a protective inventory equal to 10 percent (10%) of the average monthly forecast for the most recent three (3) month rolling forecast period of each OEM product. In addition, ION

                  Networks, Inc. will maintain a protective inventory equal to 20 percent (20%) of the average monthly forecast of each critical, single sourced or long lead-time component. If this inventory is depleted, ION Networks, Inc. will replenish the inventory as soon as possible after depletion. ION Networks, Inc. will rotate its supply of OEM Products in inventory to maintain a fresh stock of inventory.

                  Upon termination of this agreement or cancellation of orders, ION Networks, Inc. will make commercially reasonable efforts to mitigate the excess unique material listed in Exhibit H prior to making a request of HP to pay for the excess. If the excess unique materials cannot be mitigated by ION Networks, Inc., ION Networks, Inc. will request that HP pay for reasonable costs associated with the excess unique materials required to meet the inventory requirements above. HP will review the request paying reasonable costs within 30 days of ION Networks, Inc. request.

         3.7 Order Changes. HP may without charge postpone, decrease, increase, or cancel any Order by notice to ION Networks, Inc. at least fifteen (15) days prior to the Delivery Date. HP may cancel an Order by notice to ION Networks, Inc. at any time prior to then agreed lead-time for the OEM products ordered. If HP postpones, decreases, or cancels an Order after such time period, ION Networks, Inc. will be entitled to be reimbursed by HP for actual costs incurred by ION Networks, Inc. as a direct result of such postponement, decrease, or cancellation that are not recoverable by the shipment of the affected OEM Products or their raw materials to other purchasers (subject to ION Networks, Inc. duty to remove HP Marks as specified in Section 6.3 below) within a reasonable period of time or the exercise by ION Networks, Inc. in a commercially reasonable manner, of other mitigation measures.

         3.8 Shipment Requirements. All Orders are required to be shipped complete. ION Networks, Inc. will give HP immediate notice if it knows that it cannot meet a Delivery Date or that only a portion of the OEM Products will be available for shipment to meet a Delivery Date. For partial shipments, ION Networks, Inc. will ship the available OEM Products unless directed by HP to reschedule shipment. If ION Networks, Inc. ships any OEM Product by a method other than as specified in the corresponding Order, ION Networks, Inc. will pay any resulting increase in the cost of freight. HP may utilize drop shipment options to any HP designated delivery destination. If HP designates a drop shipment location outside the country in which the Order is placed, HP agrees to pay any additional costs associated with the shipment.

         3.9 HP Option To Accept Over shipments. If ION Networks, Inc. ships more OEM Products than ordered, the amount of the over shipment may either be kept by HP for credit against future Orders or returned to ION Networks, Inc. pursuant to Article 6 below, at HP's election.

         3.10 Meeting Delivery Dates. If due to ION Networks, Inc.'s failure to make a timely shipment, the specified method of transportation would not permit ION Networks, Inc. to meet the Delivery Date, the OEM Products affected will be shipped by air transportation or other expedient means acceptable to HP. ION Networks, Inc. will pay for any resulting increase in the freight cost over that which HP would have been required to pay by the specified method of transportation.

         3.11 No Advance Shipment. If OEM Products are delivered more than three days in advance of the Delivery Date, HP may, at its option, either return the OEM Products pursuant to Article 6 below or keep the OEM Products with payment due as provided in
                  Section 4.3 below.

         3.12 Title And Risk Of Loss. Unless otherwise specified in writing by HP, shipments will be FCA destination. If HP designates the carrier, shipments will be FCA carrier. Title to OEM Product hardware and media ordered under this Agreement and risk of loss or damage will pass from ION Networks, Inc. to HP upon ION Networks, Inc. delivery of the OEM Products to the common carrier specified by HP, subject to the provisions in Sections
                  3.14 and 3.15 below with respect to packing and handling.

         3.13 Packing List. Each delivery of OEM Products to HP must include a packing list that contains at least:

                  (1)      The Order number and the HP part number;

                  (2)      The quantity of OEM Products or Parts shipped; and

                  (3)      The date of shipment.

         3.14 Packaging. ION Networks, Inc. must preserve, package, handle, and pack all OEM Products so as to protect the OEM Products from loss or damage, in conformance with good commercial practice, the Specifications, government regulations, and other applicable standards. Special static protection must be provided for OEM Products requiring such packaging.

         3.15 Responsibility For Damage. ION Networks, Inc. will only be liable for any loss or damage due to its failure to properly preserve, package, handle, or pack OEM Products. HP will not be required to assert any claims for such loss or damage against the common carrier involved. Further, HP will not be liable for any loss or damage due to a release of chemicals or other hazardous materials to the environment prior to HP's actual receipt of the corresponding OEM Products.

         3.16     Purchase  Hold.  If HP  determines  that  an  OEM  Product  is defective, then, irrespective of any rights provided HP hereunder, HP may implement a purchase hold to suspend purchases of such OEM Products without any liability provided that HP promptly notifies ION Networks, Inc. of such suspension and provides ION Networks, Inc. with information specific to the purported defect such that ION Networks, Inc. can identify the root cause of the defect or recreate and then remedy the defect. Such purchase hold may be removed if HP reasonably believes that ION Networks, Inc. has taken sufficient action to correct the defect or given sufficient assurances that such defect will be corrected within a reasonable time.

4.       PRICES AND PAYMENT TERMS

         4.1 OEM Product Prices. ION Networks, Inc. prices for the OEM Products are listed in Exhibit C, in U.S. currency unless otherwise stated, and may not be increased without HP's consent. The prices for Parts will be ION Networks, Inc. published prices, less any applicable discounts, unless the parties agree to a price schedule for Parts. OEM Products and Parts will also be subject to any applicable prompt payment discounts. ION Networks, Inc. and HP agree to review OEM Product prices quarterly. If, during the term, ION Networks, Inc. effectuates cost reductions in its manufacturing and delivery processes, it will pass such reductions to HP and amend the prices accordingly.

         4.2 Changed Prices. If during the Term changed prices or price formulas are put in effect by mutual agreement of HP and ION Networks, Inc., or reduced prices or price formulas are otherwise put in effect by ION Networks, Inc., such prices or price formulas (if resulting in lower prices than the then current price) will apply to all Orders issued by HP after the effective date of such prices or price formulas and to all unshipped Orders.

         4.3 Payment Procedure. Payment for OEM Products will be net 37 days, after the latest of receipt by HP of an appropriate invoice from ION Networks, Inc., the receipt by HP of the corresponding OEM Products or Parts; or the Delivery Date Except as otherwise provided in this Agreement, associated freight expenses and duties will be paid directly by HP. HP will not be liable for any costs related to or payments for unordered or Nonconforming Products.

         4.4 Most Favored Purchaser Warranty. If during the term, ION Networks, Inc. offers a better price or pricing formula to other purchasers for the same or lesser volumes of OEM Products with substantially the same terms and conditions, then ION Networks, Inc. agrees to offer such price or pricing formula to HP retroactively as of the date first offered to the third party. ION Networks, Inc. agrees to fulfill its obligations in this Section in good faith and further agrees that it will not create any OEM Product purchasing programs, pricing formulas or other conditions that serve to deny HP the benefits of its favored purchaser status. In addition, HP may credit any amounts due under this Agreement against future invoices. ION Networks, Inc. agrees to fulfill its obligations in this Section in good faith.

         4.5 Sales Taxes And Duties. Prices are exclusive of all taxes or duties after delivery to the designated destination (other than taxes levied on ION Networks, Inc. income) that ION Networks, Inc. may be required to collect or pay upon shipment of the OEM Products. Any such taxes or duties must appear as a separate item on ION Networks, Inc. invoice. HP agrees to pay such taxes or duties unless HP is exempt from such taxes or duties. Where applicable, HP will provide ION Networks, Inc. with an exemption resale certificate.

5.       NONCOMPLYING PRODUCTS

         5.1 Credit, Repair or Replacement. HP may elect in its sole discretion, subject to the provisions of Article 18 below, to return a Noncomplying Product for Credit or at HP option to replacement or repair at ION Networks, Inc. expense. In addition, HP may return for repair or replacement an entire lot of OEM Products if a tested sample of that lot contains 3% or greater Noncomplying Products.

         5.2 Replenishment Period. ION Networks, Inc. will return the replacement or repaired OEM Products as soon as possible but in no event later than two (2) work days after receipt of the Noncomplying Product from HP. ION Networks, Inc. opportunity to cure any failure to meet such deadline, pursuant to Article 18 below, will apply to only one such breach per part number during the Term.

6.       RETURN OF OEM PRODUCTS


         6.1 Return Materials Authorization. All OEM Products returned by HP to ION Networks, Inc. must be accompanied by a Return Materials Authorization ("RMA"). HP and ION Networks, Inc. will follow a mutually agreed upon RMA process. Unless further verification is reasonably required by ION Networks, Inc., ION Networks, Inc. will supply an RMA within two work days of HP's request.

         6.2 Return Charges. All Early/Over Shipments and Noncomplying and failing OEM Products returned by HP to ION Networks, Inc., and all replacement or repaired OEM Products shipped by ION Networks, Inc. to HP to Eady/Over Shipments and Noncomplying and failing OEM Products, will be at ION Networks, Inc. risk and expense, including transportation charges.

         6.3 Duty To Remove Marks Or Destroy Noncomplying Products. ION Networks, Inc. agrees not to sell, transfer distribute or otherwise convey any part, component, product or service bearing or incorporating HP Marks, part numbers or other identifiers, including any HP packaging, copyrights or code, to any party other than to Eligible Purchasers. ION Networks, Inc. will remove from all rejected, returned or un-purchased OEM Products any such HP Marks or identifiers, even if such removal would require destruction of the OEM Products. ION Networks, Inc. further agrees not to represent that such OEM Products are built for HP or to HP specifications. ION Networks, Inc. will defend and indemnify HP against any claims, losses, liabilities, costs or expenses that HP may incur as a result of ION Networks, Inc. breach of this obligation.

         6.4      Field  Failure  Returns.  All  failing  OEM  Products  may  be returned by HP to ION Networks, Inc. for repair or replacement. Failure returns within warranty period will be repaired or replaced at no cost. Failure returns of OEM Products outside of the warranty period set forth herein will be repaired or replaced at the agreed out of warranty repair cost. ION Networks, Inc. will track the repair history of each OEM Product. Any OEM Product returned for the third time to ION Networks, Inc. will be scrapped and replaced with another repaired or replacement OEM Product. No Trouble Found (NTF) returned OEM Product would be tracked by ION Networks, Inc.. If the parties mutually agree that the NTF rate is significant, the parties will agree to use commercially reasonable means to reduce the number of NTF returns.

7.       ENGINEERING PROCESS OR DESIGN CHANGES

         7.1 ION Networks, Inc. Proposed Changes. ION Networks, Inc. will not, without the prior written consent of HP, make or incorporate in OEM Products any of the following changes (collectively, "Engineering Changes"):

                  (1)     Process or design changes;

                  (2)     Geographical relocation of manufacturing processes; or

                  (3)     Process   step  discontinuance's  affecting   the
                          electrical performance, the mechanical form, fit, or function, the environmental compatibility or chemical characteristics, software compatibility, or the life, reliability, or quality of OEM Products.

         7.2 Notice Of Proposed Changes. ION Networks, Inc. will give HP notice of any proposed Engineering Change, and will provide evaluation samples and other appropriate information as specified by HP at least 90 days prior to the first proposed shipment of any OEM Products involving an Engineering Change. HP will respond within fifteen (15) days indicating its approval or disapproval of any Engineering Change; provided, however, if HP does not respond to notice of any Engineering Change within fifteen (15) days, HP will be deemed to approve such Engineering Change. Regardless of whether HP approves a proposed Engineering Change, Lead Time will not be changed except as provided in Section 3.4 above.

         7.3 HP Proposed Changes. HP may change HP-supplied drawings, designs, or Specifications at any time prior to manufacture of corresponding released OEM Products. HP will submit proposed changes to the OEM Product to ION Networks, Inc. for investigation. ION Networks, Inc. will respond to HP's proposed changes within ten (10) business days. The parties will negotiate in good faith the terms and conditions of the proposed change, including possible price adjustments, change in delivery schedule, and testing, within thirty (30) days after ION Networks, Inc. response. HP will pay all reasonable and direct costs incurred by ION Networks, Inc. in implementing the changes that are specific to the OEM Product.

         7.4 Option To Terminate. If the parties are unable to agree, acting reasonably and in good faith, upon an adjustment pursuant to Section 7.3 above, HP may without any liability terminate this Agreement as to any OEM Products affected. Upon termination of this agreement, ION Networks, Inc. will make commercially reasonably efforts to mitigate excess unique materials listed in Exhibit H prior to making a request to HP to pay for the excess. If the excess unique materials cannot be mitigated by ION Networks, Inc., ION Networks, Inc. will request that HP pay for reasonable costs associated with the excess unique materials required to meet inventory requirements as stated in section 3.6.

         7.5 Safety Standard Changes. ION Networks, Inc. will immediately give notice to HP if any upgrade, substitution or other change to an OEM Product is required to make that product meet applicable safety standards or other governmental statutes, rules, orders or regulations, even those that are not defined as Engineering Changes in Section 7.1 above. All affected OEM Products already purchased by HP may, at HP's election, either be returned to ION Networks, Inc. for upgrade to current revisions or upgraded by ION Networks, Inc. or HP in the field pursuant to the procedures outlined in Section 10.6 below. If an OEM Product meets applicable safety standards and other governmental requirements at the time of manufacture, HP and ION Networks, Inc. will allocate the costs of any subsequent upgrade, substitution or other required change required in an equitable manner based on good faith discussions between the parties. If such discussions render no equitable solution, the parties may either mutually agree to escalate the matter to their respective vice presidents or general managers, as applicable, or in the alternative, divide the costs equally between them.

8.       QUALITY

         8.1 Quality Program. ION Networks, Inc. agrees to maintain an objective quality program consistent with reasonable commercial standards for all OEM Products. ION Networks, Inc. program will be in accordance with the current revision of ION Networks, Inc. quality system requirements which HP will have the opportunity to review, and if applicable, any additional or substitute quality requirements agreed to by both parties. ION Networks, Inc. will, upon HP's request, provide to HP copies of ION Networks, Inc. program and supporting documents.

         8.2 HP has the right to inspect, at ION Networks, Inc. plant, the OEM Products and associated manufacturing processes. Manufacturing processes may be inspected at any time during the Term. HP's inspection may be for any reason reasonably related to this Agreement, including to assure ION Networks, Inc. compliance with HP's requirements. HP's right of inspection will apply as well to any vendor or subcontractor of ION Networks, Inc. ION Networks, Inc. will inform such vendors or subcontractors of HP's right to inspect, and, if necessary, use all reasonable effort to secure such rights for HP.

9.      WARRANTIES
        9.1 Product Warranties. ION Networks, Inc. warrants that all OEM Products will:

                  (1) Be manufactured, processed, and assembled by ION Networks, Inc. or by companies under ION Networks, Inc. direction.

                  (2) Conform to the Specifications, and other criteria referred to in this Agreement or agreed to by the parties in writing.

                  (3)      Be new, except as otherwise provided by the parties.

                  (4)      Conform strictly to the requirements of all Orders.

                  (5)      Be  free  from   defects  in  design,   material  and
                           workmanship in accordance with HP specifications.

                  (6)      Be  free  and  clear  of  all  liens,   encumbrances,
                           restrictions, and other claims against title or ownership.

                  (7) Be "Year 2000 Compliant." Year 2000 Compliant OEM Products will perform without error, loss of data, or loss of functionality arising from any failure to process, calculate, compare, or sequence date data. In addition, Year 2000 Compliant OEM Products will not cause any associated products or systems in which they may be used to fail in any of the ways described above. This Year 2000 Compliance Warranty will remain in effect through December 31, 2000, notwithstanding any other warranty period specified in this Agreement.

                  (8) Not violate or infringe any third party Intellectual Property Rights and ION Networks, Inc. warrants that it is not aware of any facts upon which such claim could be made. If ION Networks, Inc. learns of any claim or any facts upon which claim could be made, it will promptly notify HP of this information.

         9.2 Survival of Warranties. All warranties specified above will survive any inspection, delivery, acceptance, or payment by HP and be in effect for the longer of ION Networks, Inc. 13 month warranty period, or the one year period following the date of shipment of the OEM Product or the HP Product containing the OEM Product to HP's end-user customers. HP understands that the backup system battery has a 2-year life span and needs regular maintenance.

         9.3 Epidemic Failure Warranty. In addition to the warranties specified above, ION Networks, Inc. warrants all OEM Products against epidemic failure for a period of three (3) years after receipt of that OEM Product or the associated HP Product by HP's customers. An epidemic failure means the occurrence of the same failure pertaining to form, fit, or function, in any one percent (1%) of the OEM Products, within a one (1) year time frame. HP understands that the backup system battery has a 2 year life span and needs regular maintenance.

         9.4 Out of Warranty Repair. For Products which fail to conform to their Specifications after the warranty period has expired but during the term of this agreement, HP may return such Products to ION Networks, Inc. for repair or replacement at ION Networks, Inc. then current prices and terms after obtaining an RMA number. ION Networks, Inc. current out of warranty repair terms and pricing are set forth in Exhibit C.

         9.5 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 9 AND SECTION 14 (INTELLECTUAL PROPERTY PROTECTION), ION Networks, Inc. MAKES NO OTHER WARRANTIES, WITH RESPECT TO
                  OEM PRODUCTS, AND ION Networks, Inc. EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY OEM PRODUCTS, OR REGARDING THEIR MERCHANTABILITY OR THEIR
                  FITNESS FOR ANY PARTICULAR PURPOSE.

10.      SUPPORT SERVICES

         10.1 General. ION Networks, Inc. will provide HP with Support for the OEM Products as specified in the Support Terms attached as Exhibit D. ION Networks, Inc. will maintain such number of qualified personnel as is necessary to provide timely and knowledgeable maintenance and support service. ION Networks, Inc. warrants that all Support will be provided in a professional and workmanlike manner.

         10.2 New HP Products. Upon request by HP to adapt the OEM Product for use in a Product, HP and ION Networks, Inc. will negotiate in good faith the terms and additional costs associated with such adapted OEM Products. Upon agreement, ION Networks, Inc. will use all reasonable efforts to provide HP with the OEM Products adapted for use with new releases of HP Products provided that HP makes available to ION Networks, Inc. such HP Property as may be reasonably necessary for ION Networks, Inc. to develop any adaptation.

         10.3 HP Property. HP may provide to ION Networks, Inc. HP Property under the terms of an HP Equipment Loan Agreement, solely for use in ION Networks, Inc. manufacturing, testing, adapting and supporting the OEM Products. All HP Property will be clearly segregated from ION Networks, Inc. property and identified as the sole property of HP. HP Property may not be transferred, assigned, loaned or otherwise encumbered in any way. HP Property may be provided to third parties for fulfillment of ION Networks, Inc. obligations hereunder only upon HP's prior written consent. HP property will be returned to HP, at ION Networks, Inc. expense, upon termination of this Agreement.

         10.4 Substitute Products. If ION Networks, Inc. develops any products that are more efficient or less expensive than the comparable OEM Products available under this Agreement. ION Networks, Inc. will promptly inform HP of such product availability. AT HP's option, HP will have the right to substitute the newer products at the same price as the comparable OEM Products for all subsequent purchases under this Agreement. The pricing of such substitute products will be mutually agreed upon by the parties in good faith, but will be no higher than the price or pricing formula offered to other purchasers for similar volumes of the substitute products in accordance with Section 4.4.

         10.5     Failure Rate.  Notwithstanding  that the  warranties  given in
                  Section 9.1 above apply to 100% of OEM Products, ION Networks, Inc. and HP acknowledge that a failure rate of 0.5 percent (0.5%) delivered over a twelve (12) month period is expected. If the actual failure rate for OEM Products exceeds this expected rate, ION Networks, Inc. will provide additional engineering and technical support needed to bring the actual failure rate within the specified failure rate.

         10.6 Class Failure Remedies. Upon the occurrence of any of the following events: (i) a failure rate exceeding the rate specified in Section 10.5 above; (ii) an epidemic failure as described in Section 9.3; or (iii) a safety standard change under Section 7.5 above (each referred to as a "Class Failure"), HP will have the following additional remedies for a three year period commencing upon receipt by HP's end-user customer of the OEM Product or the corresponding HP Product.

                  (1) In the event of a Class Failure, ION Networks, Inc. will provide HP no later than 3 business days following the Class Failure root cause analysis and corrective action plan. In the event it is not possible to provide the root cause analysis and corrective action plan within ten (10) days, ION Networks, Inc. will provide a status report as soon as possible but no later than 10 days following the Class Failure to HP a status on the progress of the root cause analysis and corrective action plan and an estimate of the completion when ION Networks, Inc. will complete these reports and provide them to HP as soon as possible. HP will make available such information and assistance reasonably required allowing ION Networks, Inc. to conduct its root cause analysis and provide its corrective action report.

                  (2) If, after review of the root cause analysis and corrective action plan, HP determines in its reasonable opinion that the Class Failure necessitates a field stocking recall or customer based recall or retrofit, HP may then elect to have the OEM Products: (i) returned to ION Networks, Inc. for repair or replacement; (ii) repaired or replaced by ION Networks, Inc. in the field; or (iii) repaired or replaced by HP in the field, including products in distributor inventory and HP's installed base. If a field repair can be performed by HP service personal (at HP or HP's customer sites) and is deemed desirable by HP, ION Networks, Inc. will provide the appropriate replacement OEM Products, Parts or upgrades free of charge to HP. Such OEM Products, Parts or upgrades will have the highest shipping priority.

                  (3) Except as provided in Section 7.5 above, regarding safety standard changes, ION Networks, Inc. will, within 90 days after completion of the recalls or retrofits, reimburse HP for its reasonable and direct costs in performing such services.

         10.7 Survival of Support Obligations. ION Networks, Inc. maintenance and support obligations specified in this Section 10, and in the Support Terms in Exhibit D will run for the Term and any additional periods under Section 1.3 above and will continue for a period of five (5) years after the last shipment to HP of the OEM Product. This obligation includes making necessary Parts available to HP, as further provided in the Support Terms.

11.      ASSURANCE OF SUPPLY

         11.1 Discontinuance. ION Networks, Inc. acknowledges its obligation to manufacture, supply and support the OEM Products without interruption for the Term of this agreement. If, however, after the third year of this agreement, it becomes impractical to continue the supply or support of any OEM Product ("Discontinued"), ION Networks, Inc. will give notice to HP no less than nine (9) months in advance of the last date the discontinued product can be ordered. After receipt of the notice of discontinuance, ION Networks, Inc. will offer a lifetime buy to HP. If HP accepts the lifetime buy option this requirement will be delivered within 12 months.

12.      TRAINING

         12.1 Technical Training. ION Networks, Inc. will provide to HP technical training, for a period not to exceed two (2) weeks, sufficient to allow HP to become fully familiar with each OEM Product and its market. Such training will be at no charge to HP except for any reasonable travel expenses that ION
                  Networks, Inc. incurs. HP may further request and ION Networks, Inc. will provide additional training at no charge as reasonably necessary to inform HP personnel of upgraded, enhanced or new versions of the OEM Products except for any reasonable travel expenses that ION Networks, Inc. incurs. Other training will be provided upon mutually agreeable terms and conditions.

         12.2 HP's Rights In Training Classes And Materials. HP may at no charge use, reproduce, modify, display and perform either internally or for HP's customers, all training classes, methods, and materials supplied or developed by ION Networks, Inc. under this Agreement. HP's use may be in any manner HP reasonably deems appropriate holding to terms stipulated in the attach CDA exhibit F.

13.      MARKETING AND LICENSING

         13.1 Marketing Authority. HP will have the authority to market the OEM Products and the HP Products containing the OEM Products to the extent it deems appropriate, in its sole discretion. Without limiting the generality of the foregoing sentence, nothing in this Agreement will be construed or interpreted to place a "best efforts" obligation upon HP with respect to marketing the HP Products or OEM Products or preclude HP from independently developing, purchasing, licensing, or marketing any product which performs the same or similar function as the OEM Products. HP will have the right to use its then current standard form business and license terms for all marketing and distribution of the OEM Products and HP Products.

         13.2 No Rights In Marks. Except as otherwise specified in the private labeling section below, nothing in this Agreement should be construed to grant either party rights in the Marks of the other party. ION Networks, Inc. acknowledges, however, that HP may use the name of ION Networks, Inc. and the name of the OEM Products in advertising and marketing the OEM Products or the HP Products. The OEM Products will be affixed with copyright notices sufficient to give notice as to the rights of the parties in their respective products.

         13.3 Private Labeling. If HP decides during the Term to create HP private label versions of the OEM Products, ION Networks, Inc. will ensure that the OEM Products contain the HP Marks, serial number format and packaging specified by HP and conforming to HP specifications for external appearance (which will not require any material change in form or dimensions of the OEM Products or require commercially unreasonable actions). Except as provided herein, ION Networks, Inc. will have no other right or license in any HP Marks.

         13.4 Software License. If the OEM Products include Software, ION Networks, Inc. hereby grants to HP, under ION Networks, Inc. Intellectual Property Rights in such Software, a nonexclusive, worldwide, fully paid up license to use, import, reproduce, offer for sale and distribute the Software in object code form as integrated with the OEM Products or the HP Products. These rights will extend to HP Subsidiaries and third party channels of distribution.

         13.5 Documentation License. ION Networks, Inc. hereby grants HP a nonexclusive, non-transferable, worldwide, fully paid up license to use, reproduce, distribute and prepare derivative works in HP's name all Documentation and other information, other than confidential information, furnished by ION Networks, Inc. under this Agreement. HP may reproduce such
                  Documentation without ION Networks, Inc. logo or other identification of source, subject to affixing copyright notices to all copies of Documentation. These rights with respect to the Documentation will extend to HP Subsidiaries and third party channels of distribution. Notwithstanding the foregoing, ION Networks, Inc. will have no responsibility for, and HP will defend, indemnify and hold harmless ION Networks, Inc., and it's officers and employees from and against all losses or damages (including reasonable attorney's fees) for any claims, suits, actions, demands or threats (collectively claims) arising from modifications of the documentation made by HP if such claim would not have arisen but for such modifications.

14.      INTELLECTUAL PROPERTY PROTECTION

         14.1     ION  Networks,  Inc.  Duty To Defend.  Except as  provided  in
                  Section 14.4 below, ION Networks, Inc. will defend and hold harmless HP and its Subsidiaries, Subcontractors and customers from any claim that any OEM Product, any combination of an OEM Product with an HP Product, any Software, Documentation or a ION Networks, Inc. Mark, or any product provided as part of ION Networks, Inc. Support services constitutes an unauthorized use or infringement of any third party's Intellectual Property Rights. ION Networks, Inc. will pay all costs, damages and expenses (including reasonable attorneys fees) incurred by HP, Subsidiaries, Subcontractors or customers and will pay any award with respect to any such claim or agreed to in any settlement of that claim.

         14.2 HP's Duty To Notify. HP will give ION Networks, Inc. prompt notice of any such claim or action, will give ION Networks, Inc. control of the defense or settlement of such claim or action, and will give ION Networks, Inc. the authority, information, and reasonable assistance (at ION Networks, Inc. expense) necessary to defend. If ION Networks, Inc. does not diligently pursue resolution of the claim nor provide HP with reasonable assurances that it will diligently pursue resolution, then HP may, without in any way limiting its other rights and remedies, defend the claim.

         14.3 Remedies For Infringing Products. If the use or combination of any product provided hereunder is enjoined (the "Infringing Product"), ION Networks, Inc.
                  will, at its sole expense and option:

                  (1) Procure for HP and its customers the right to continue using or combining the Infringing Product;

                  (2) Replace the Infringing Product with a non-infringing product of equivalent function and performance; or

                  (3) Modify the Infringing Product to be non-infringing, without detracting from function or performance.

         14.4 Limitations. ION Networks, Inc. will be relieved of its indemnification obligations under this Article 14 to the extent that the claim arises solely and directly from ION Networks, Inc. compliance with an HP Specification provided that all implementations of that Specification constitute an unauthorized use or infringement of a third party Intellectual Property Right.

15.      COUNTRY OF MANUFACTURE AND DUTY DRAWBACK RIGHTS

         15.1 Country Of Origin Certification. Upon HP's request, ION Networks, Inc. will provide HP with an appropriate certification stating the country of origin for OEM Products, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States.

         15.2 Country Of Origin Marking. ION Networks, Inc. will mark each OEM Product or the container if there is no room on the OEM Product, with the country of origin. ION Networks, Inc. will, in marking OEM Products, comply with the requirements of the customs authorities of the country of receipt.

         15.3 Duty Drawback. If OEM Products delivered under this Agreement are imported, ION Networks, Inc. will when possible allow HP to be the importer of record. If HP is not the importer of record and ION Networks, Inc. obtains duty drawback rights to OEM Products, ION Networks, Inc. will, upon HP's request, provide HP with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to HP.

16.      GOVERNMENTAL COMPLIANCE

         16.1 Duty To Comply. ION Networks, Inc. agrees to comply with all federal, state, local and foreign laws, rules, and regulations applicable to its performance of this Agreement or to OEM Products. Without limiting the generality of the foregoing sentence, ION Networks, Inc. represents that:

                  (1) ION Networks, Inc. will comply with all equal employment opportunity and nondiscrimination requirements prescribed by Presidential Executive Orders, including the requirements of Executive Order 11246, the Vocational Rehabilitation Act, and the Vietnam Era Veteran's Readjustment
                           Assistance Act;

                  (2) Each chemical substance contained in OEM Products is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act;

                  (3) All OEM Products will be shipped in conformance with government or freight regulations and requirements applicable to chemicals; and

                  (4) ION Networks, Inc. will provide complete and accurate material safety data sheets prior to shipping any OEM Product.

         16.2 Procurement Regulations. For OEM Products purchased under this Agreement for incorporation into products to be sold under a federal contract or subcontract, those applicable procurement regulations that are required by federal statute or regulation to be inserted in contracts or subcontracts will be deemed incorporated in this Agreement and made to apply to all Orders.

         16.3 Ozone Depleting Substances. ION Networks, Inc. hereby certifies that no OEM Product nor any component of any OEM
                  Product:

                  (1) Contains any "Class 1 Substance" or 'Class 2 Substance", as those term are defined in 42 USC
                           Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended; or

                  (2) Has been manufactured with a process that uses any Class 1 or Class 2 Substance within the meaning of 42 USC Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended.

17.      FORCE MAJEURE EVENTS

         17.1 Delaying Causes. Subject to the provisions of this Article, ION Networks, Inc. will not be liable for any delay in performance under this Agreement caused by any "act of God" or other cause beyond ION Networks, Inc. control and without ION Networks, Inc. fault or negligence (a "delaying cause"). Notwithstanding the above, ION Networks, Inc. will not be relieved of any liability for any delay or failure to perform its defense obligations with respect to third party Intellectual Property Rights or furnish remedies for Infringing Products as described in Article 14 above.

         17.2 HP Option. ION Networks, Inc. will immediately give HP notice of any delaying cause and its best estimate of the expected duration of such cause. In the event of a delaying cause, HP may act in its sole discretion to:

                  (1) Terminate this Agreement or any part hereof as to OEM Products not shipped; or

                  (2) Suspend this Agreement in whole or in part for the duration of the delaying cause, buy similar products elsewhere, and deduct from any quantities specified under this Agreement the quantity so purchased.

         17.3 Resumption Of Agreement. If HP elects to purchase other similar products in the event of a delaying cause, HP may resume performance under this Agreement once the delaying cause ceases and extend the Term up to the length of time the delaying cause endured. Unless HP gives notice of termination as provided above within 30 days after notice from ION Networks, Inc. of the delaying cause, HP will be deemed to have elected to suspend this Agreement for the duration of the delaying cause.

18.      EVENTS OF DEFAULT

         18.1 Notice Of Breach. If either party is in breach of any provision of this Agreement, the nonbreaching party may, by notice to the breaching party, except as otherwise prohibited by the United States bankruptcy laws, terminate the whole or any part of this Agreement or any Order, unless the breaching party cures the breach within 30 days after receipt of notice.

         18.2 Causes Of Breach. For purposes of Section 18.1 above, the term "breach" includes without limitation any:

                  (1) Proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a party;

                  (2) Appointment, with or without a party's consent, of a receiver or an assignee for the benefit of creditors;

                  (3) Failure by ION Networks, Inc. to make a delivery of OEM Products in accordance with the requirements of this Agreement or any Order;

                  (4) Failure by ION Networks, Inc. to replace or repair Noncomplying Products in a timely manner as required by Article 5 above; or

                  (5) Other failure by a party to comply with any material provision of this Agreement with additional failure to provide the nonbreaching party, upon request, with reasonable assurances of future performance.

         18.3 HP's Rights Upon Breach. In the event HP terminates this Agreement in whole or in part as provided above, in addition to any other remedies provided HP under this Agreement, HP may procure, upon such terms and in such manner as HP reasonably deems appropriate, products similar to the OEM Product as to which this Agreement is terminated. ION Networks, Inc. agrees to reimburse HP upon demand for all additional costs incurred by HP in purchasing, qualifying and testing such similar products. ION Networks, Inc. further agrees to continue the performance of this Agreement to the extent not terminated under the provisions of this Section.

         18.4 Purchase Hold. If any Eligible Purchaser having the right to purchase an OEM Product under this Agreement or under any other agreement with ION Networks, Inc. believes in good faith that an OEM Product is defective, then, irrespective of any other rights provided HP hereunder, HP may implement a purchase hold to suspend purchases of such OEM Products without any liability. Such purchase hold may be removed if HP reasonably believes that ION Networks, Inc. has taken sufficient action to correct the defect or given. sufficient assurances that such defect will be corrected within a reasonable time.

19.      CONFIDENTIAL INFORMATION

         19.1 Confidential Information. During the Term, a party (the "Recipient") may receive or have access to certain information of the other party (the "Discloser") that is marked as "Confidential Information," including, though not limited to, information or data concerning the Discloser's products or product plans, business operations, strategies, customers and related business information. The Recipient will protect the confidentiality of Confidential Information with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care, under the terms of the Confidential Disclosure Agreement attached as Exhibit F (the "CDA"). To the extent any term of this Agreement conflicts with any term in the CDA, the terms of this Agreement will control and take precedence. Confidential Information may only be used by those employees of the Recipient who have a need to know such information for the purposes related to this Agreement. The parties acknowledge that all Technical Information and Forecasts are deemed Confidential Information to be protected for a term of three (3) from the date of disclosure. Upon request of disclosure, Recipient will immediately return or at Disclosures option, destroy confidential information in its possession.

         19.2 Exclusions. The foregoing confidentiality obligations will not apply to any information that is (a) already known by the Recipient prior to disclosure, (b) independently developed by the Recipient prior to or independent of the disclosure, (c) publicly available through no fault of the Recipient, (d) rightfully received from a third party with no duty of confidentiality, (e) disclosed by the Recipient with the Discloser's prior written approval, or (f) disclosed under operation of law.

20.      INSURANCE REQUIREMENTS ION NETWORKS, INC.

         20.1 Insurance Coverage. ION Networks, Inc. will maintain Comprehensive or Commercial General Liability Insurance (including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability) with a minimum limit of $5,000,000 (five million) combined single limit per occurrence and $10,000,000

                  (ten million) in the aggregate, for claims of bodily injury, including death, and property damage that may arise from use of the OEM Products or acts or omissions of ION Networks, Inc. under this Agreement. Each policy obtained by ION Networks, Inc. will name HP, its officers, directors and employees as additional insured. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered thereunder. In addition, such policies will permit ION Networks, Inc. to waive, on its own behalf and on behalf of its insurers, any rights of subrogation against HP. Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will provide for a minimum of 30 days written notice to HP of any cancellation or reduction in coverage. Certificates of insurance evidencing the required coverage and limits will be furnished to HP before any work is commenced hereunder, and ION Networks, Inc. will deliver copies of policies or certificates to the HP contact listed in Exhibit G.

         20.2 Claims Made Coverage. If any policies have "claims made" coverage, ION Networks, Inc. will maintain such coverage's with HP named as an additional insured for a minimum of three years after termination of this Agreement. Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement.

         20.3 Additional Requirements. All deductibles on policies providing coverage will be paid by ION Networks, Inc. In the event ION Networks, Inc. is self insured for matters described in
                  Section 20.1, ION Networks, Inc. agrees to respond to any claims or losses made against or incurred by HP in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally available to similar ION Networks, Inc. In no event will the coverage's or limits of any insurance required under this Article, or the lack or unavailability of any other insurance, be deemed to limit or diminish ION Networks, Inc. obligations or liability to HP under this Agreement.

21.      LIMITATION OF LIABILITY

         UNLESS OTHERWISE STATED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES OF THE OTHER ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, ION NETWORKS, INC. WILL BE RESPONSIBLE FOR ANY DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ARTICLE 14 ABOVE.

22.      TERMINATION

         22.1 Outstanding Orders. All Orders issued prior to the expiration of this Agreement must be fulfilled pursuant to and subject to the terms of this Agreement, even if the Delivery Dates are after expiration. Upon termination of this Agreement for ION Networks, Inc. breach, HP may cancel any outstanding Order or require Orders to be fulfilled even if a Delivery Date is after the date of termination.

         22.2 Return Of HP Property. ION Networks, Inc. must return all HP Property to HP upon expiration or termination. All such property must be in good condition, normal wear and tear excepted. HP will determine the manner and procedure for return. HP will bear all return freight costs if return is due to HP convenience or an uncured breach by HP. Otherwise, ION Networks, Inc. will bear all such costs.

         22.3 Surviving Provisions. Notwithstanding the expiration or early termination of this Agreement, the provisions regarding Warranties in Article 9, Support in Article 10, Manufacturing Rights in Article 11, Marketing and Licensing in Article 13, Intellectual Property in Article 14, Confidentiality in
                  Article 19, Insurance Requirements in Article 20, Limitation of Liability in Article 21, and the Miscellaneous provisions below will each survive in accordance with their terms.

23.      MISCELLANEOUS

         23.1 Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party's designated recipient specified in Exhibit G. Notices are validly given upon the earlier of confirmed receipt by the receiving party or [three days] [or seven days, for international notices] after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party. Notices may also be delivered by telefax and will be validly given upon oral or written confirmation of receipt. Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

         23.2 Exhibits. Each Exhibit attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made.

         23.3 Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venturer of or with the other. Nothing in this Agreement precludes either party from independently developing, manufacturing, selling or supporting products similar to the OEM Products.

         23.4     Assignment.

                  Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned, transferred or shared by either party without the other party's prior written consent, and any attempted assignment or transfer is void. Any merger, consolidation, reorganization, transfer of substantially all assets of a party, or other change in control or ownership will be considered an assignment for the purposes of this Agreement {other than an HP merger into a wholly owned subsidiary}. HP hereby gives its written consent to transfer of ION Networks, Inc.'s rights and obligations under this Agreement through merger, consolidation, reorganization or transfer of all assets to a successor entity named Ion Networks Inc. This Agreement will be binding on the successors and permitted assigns of the parties and the name of the party appearing herein will be deemed to include the names of such party's successors or permitted assigns to the extent necessary to carry out the intent of this Agreement.

         23.5 No Waiver. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

         23.6 Reference To Days. All references in this Agreement to "days" will, unless otherwise specified herein, mean calendar days.

         23.7 Headings. The Section headings used in this Agreement are for convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

         23.8 No Publication. Neither party may publicize or disclose to any third party, without the written consent of the other party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual written consent of each party.

         23.9 Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the parties original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

         23.10 Entire Agreement. This Agreement comprises the entire understanding between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both parties. No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

         23.11 Governing Law. This Agreement will be governed in all respects by the laws of California, U.S.A. without reference to any choice of laws provisions.


APPROVED AND AGREED TO:
----------------------

ION NETWORKS, Inc.                                 HEWLETT-PACKARD COMPANY
                                                   BCC Server Manufacturing Unit

By:/s/ Steve B. Gray                               By: /s/ Margie Mourfield
       ------------------                              -------------------------
       Steve B. Gray                                   Margie Mourfield
      Title: ION Networks, Inc., President & CEO      Title: Procurement Manager